December 19, 2013

Dear Limited Partner in Rancon Realty Fund IV:

HELP RANCON REALTY FUND IV GO GREEN!

In an effort to reduce paper and the costs associated with printing and mailing of reports such as this one, we’d like to offer you the option of receiving your quarterly and annual reports and other similar communications via email. If you’d like to Go Green:

•	please send an email to rancon@myinvestment.com
•	tell us your name, current mailing address, and
•	provide your email address
•	also include the P* number from the address section on the outside cover of this report.

Reports and other communications sent to you via email will be sent to you without cost. You may change your election at any time and, even if you elect to receive materials by email, you may request a paper copy of the referenced materials at no charge by calling Investor Services toll free at 888.909.7774.

PROPERTY UPDATE

The twelve properties owned by Rancon Realty Fund IV as a part of the Tri City Corporate Centre include the following five office buildings and seven retail properties.

Office Property	Description/Square Footage

Carnegie Business Center I	Two office buildings/62,538 square feet of space
Northcourt Plaza	Two-story office building/77,589 square feet of space
North River Place	Three-story office building/71,157 square feet of space
One Vanderbilt	Four-story office building/73,729 square feet of space
Vanderbilt Plaza	Four-story office building/114,707 square feet of space

Retail Property	Description/Square Footage

Mimi’s Café	Restaurant/6,455 square feet of space
Palm Court Retail #1	Retail building/5,053 square feet of space
Palm Court Retail #2	Retail building/7,433 square feet of space
Promotional Retail Center	Four retail buildings/66,244 total square feet of space
Promotional Retail Center II	Retail building/39,123 square feet of space
Service Retail Center	Two retail buildings/20,780 total square feet of space
TGI Friday’s	Restaurant/9,956 square feet of space

As of September 30, 2013, the weighted average occupancy of the twelve properties was 76%, up from 71% at September 30, 2012. Rental revenue and other increased by $71,000, or 4%, and $91,000, or 2% for the three and nine months ended September 30, 2013, compared to the three and nine months ended September 30, 2012, respectively. The increase is primarily related to lease cancellation fees from a tenant at One Vanderbilt who is vacating in the fourth quarter of 2013.

Property operating expenses increased $19,000, or 2%, and $91,000, or 3%, for the three and nine months ended September 30, 2013, compared to the three and nine months ended September 30, 2012, respectively. These increases are primarily the result of increased earthquake insurance premiums and utility expenses, net of a reduction in utility costs due to less usage of after hours HVAC by tenants.

VALUATION ESTIMATE FOR 2014

The per Unit valuation estimate for Rancon Realty Fund IV as of December 31, 2013, is $607 per Unit. The General Partners have established the per Unit valuation estimate based solely on the estimated net asset value of the Partnership’s properties and other assets. For further detail on how the valuation was determined, please refer to our Current Report on Form 8-K, dated December 19, 2013, which has been filed with the SEC, and can be obtained by request to Investor Services or from the SEC’s website at www.sec.gov.

261 Boeing Court

Livermore, California 94551

925.241.7143      Fax 925.371.0167

Toll-free 888.909.7774

Unlike stocks and mutual funds, which experience daily price changes, the Partnership’s valuation of its outstanding Units is made once a year, as of December 31, and is not revised throughout the year. It thus does not reflect changes in the net asset value of the Partnership’s properties and other assets that may occur throughout the year. No third-party appraisals were obtained in connection with the General Partners’ valuation of the Units, and the General Partners’ valuation and the methodology they employed to value the Units has not been verified or reviewed by any third-party advisor, including Rancon IV’s auditors. The actual amount for which the Partnership’s properties are eventually sold may be materially lower than the current estimates of their fair market values made by the General Partners. The General Partners’ valuation of the Units also does not represent the price Units can be sold for on the informal secondary market. That price is generally 10 to 40% of the current per Unit valuation, less any fees or commissions that may be charged.

PARTNERSHIP DISSOLUTION APPROACHING

As we have mentioned in previous correspondence, Rancon IV is required, by the terms of its partnership agreement, to dissolve on December 31, 2015. During the course of this year, we have been exploring the options available in connection with the anticipated dissolution of the Partnership. The current plan is to develop and prepare a Consent Solicitation Statement (“Consent Statement”) in compliance with the partnership agreement and the SEC’s proxy rules, and to send the Consent Statement to all Limited Partners in the first half of 2014. Limited Partners do not need to do anything now; the Consent Statement will be mailed to you at your address of record as maintained by the Partnership.

The Consent Statement will request the approval of the Limited Partners to dissolve and to begin an orderly liquidation of the Partnership’s assets, which would include selling all the properties of the Partnership and distributing the net proceeds to the Limited Partners. The Consent Statement would include information about the Partnership and the proposed dissolution in accordance with the SEC’s proxy rules. Dissolution of the Partnership prior to December 31, 2015, will require approval by the Limited Partners holding a majority of the outstanding units of the Partnership.

During the consent solicitation process, we plan to interview one or more real estate brokerage firms for the purpose of identifying those that could create a comprehensive marketing plan to sell the properties owned by Rancon IV. Retention of any firm would be conditional upon approval of the Partnership’s dissolution by the Limited Partners of Rancon IV. The firm or firms selected would then move forward in presenting the properties in their best light to attract the most promising potential buyers. Many factors will influence the timing of the sale of the properties, including the local markets in which the properties of the Partnership are located and the state of the local and national economies.

This letter also includes unaudited financial information for the quarter ended September 30, 2013. Reference is made to the Partnership’s Quarterly Report on Form 10-Q, as filed with the SEC, for further information on the Partnership’s result of operations for the quarter ended September 30, 2013.

If you have questions or need additional information, please don’t hesitate to contact Investor Services, toll free at 888.909.7774. We are here to help you – if you have questions about changing your address or transferring your IRA to a new custodian, contact us either by phone or by visiting our website at www.myinvestment.com. On the website, you can find information on how to contact us by email, and even submit a change of address electronically.

Sincerely,

Dan Stephenson	Judy Henrich
General Partner	Preferred Partnership Services, Inc.

Note: Certain statements contained in this letter may be deemed to be forward-looking statements under the federal securities laws. Such statements generally can be identified by our use of words such as “may,” “will,” “can,” “intend,” “anticipate,” “estimate,” “think,” “continue,” or other similar words. For a list of the factors that could cause actual results to vary materially from those expressed in these forward-looking statements, see our Annual Report on Form 10-K for the year ended December 31, 2012, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

RANCON REALTY FUND IV,

A CALIFORNIA LIMITED PARTNERSHIP

Consolidated Balance Sheets

(in thousands, except units outstanding)

(Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Investments in real estate:
Rental properties	$64,798	$64,177
Accumulated depreciation	(25,336)	(23,518)
Rental properties, net	39,462	40,659

Cash and cash equivalents	3,622	2,856
Accounts receivable, net	192	215
Deferred costs, net of accumulated amortization of $2,267 and $1,889 as of September 30, 2013 and December 31, 2012, respectively	2,057	2,033
Prepaid expenses and other assets	2,620	2,199

Total assets	$47,953	$47,962

Liabilities and Partners’ Equity (Deficit)
Liabilities:
Note payable and line of credit	$28,780	$29,137
Accounts payable and other liabilities	1,748	491
Prepaid rent	180	140

Total liabilities	30,708	29,768

Commitments and contingent liabilities (Note 6)

Partners’ Equity (Deficit):
General Partner	(874)	(865)
Limited partners, 65,819 limited partnership units outstanding as of September 30, 2013 and December 31, 2012	18,119	19,059

Total partners’ equity	17,245	18,194

Total liabilities and partners’ equity	$47,953	$47,962

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RANCON REALTY FUND IV,

A CALIFORNIA LIMITED PARTNERSHIP

Consolidated Statements of Operations

(in thousands, except per unit amounts and units outstanding)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Operating revenue
Rental revenue and other	$2,059	$1,988	$6,144	$6,053
Tenant reimbursements	205	341	633	828
Total operating revenue	2,264	2,329	6,777	6,881

Operating expenses
Property operating expenses	1,244	1,225	3,221	3,130
Depreciation and amortization	938	847	2,695	2,657
General and administrative	211	196	630	648
Total operating expenses	2,393	2,268	6,546	6,435

Operating income (loss)	(129)	61	231	446

Interest and other income	-	12	15	12
Interest expense (including amortization of loan fees)	(397)	(404)	(1,195)	(1,216)

Loss before gain on sale of property	(526)	(331)	(949)	(758)

Gain on sale of property	-	202	-	202

Net Loss	$(526)	$(129)	$(949)	$(556)

Basic and diluted net loss per limited partnership unit	$(7.91)	$(2.07)	$(14.28)	$(8.48)

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Rancon Realty Fund IV

261 Boeing Court

Livermore, CA 94551

Address Service Requested